Exhibit 5.1

January 13, 2005

Board of Directors

Synthetic Blood International, Inc.

3189 Airway Avenue, Building C

Costa Mesa, CA 92626

Re:     Registration Statement on Form S-2

Gentlemen:

We have examined the Registration Statement on Form S-2 to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 18,896,876 shares of common stock (the “Shares”), All of the Shares are issued and outstanding, except for 9,437,500 of the Shares that are issuable on the exercise of outstanding warrants (the “Warrant Shares”). The Shares are being registered so that they may be offered for sale for the benefit of the Selling Security Holders named in the Registration Statement. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement.

As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares. It is our opinion that the Warrant Shares shall be, when issued in accordance with the terms of the warrants, legally and validly issued, fully paid and non-assessable. It is our opinion that the remaining Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

/s/    PARSONS BEHLE & LATIMER